Exhibit 15.1

J&S ASSOCIATE PLT
202206000037 (LLP0033395-LCA) & AF002380
(Registered with PCAOB and MIA)	Tel: +603-4813 9469
B-11-14, Megan Avenue II	Email : info@jns-associate.com
12,Jalan Yap Kwan Seng, 50450, Kuala Lumpur, Malaysia	Website : jns-associate.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No.333-289413) and Form F-3 (File No.333-293151) of our report dated October 29, 2026 relating to the audit of the consolidated financial statements of the Company for the year ended June 30, 2026 and 2025, which appears in such Form 20-F filed by the Company.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Form 20-F.

/s/ J&S Associate PLT

Kuala Lumpur, Malaysia

October 29, 2026